September 13, 2021

VIA E-MAIL VIA E-MAIL

C-III Capital Partners LLC RRE Legacy Co. LLC

c/o Island Capital Group LLC c/o Island Capital Group LLC

717 Fifth Avenue 717 Fifth Avenue

New York, NY 10022 New York, NY 10022

Attn: Jeffrey P. Cohen Attn: Jeffrey P. Cohen

Re: Amended and Restated Limited Partnership Agreement

of RRE Opportunity OP II, LP

Ladies and Gentlemen:

As of the date hereof, C-III Capital Partners LLC (“C-III”) and RRE Legacy Co. LLC, f/k/a Resource Real Estate LLC (“Legacy Co”) hold 61,229.000 and 258,736.000 Series A Preferred Units (collectively, the “Preferred Units”), respectively, in RRE Opportunity OP II, LP (the “Partnership”) pursuant to that certain Amended and Restated Limited Partnership Agreement of RRE Opportunity OP II, LP (the “Partnership Agreement”). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

Pursuant to Exhibit C, Section 6(c) of the Partnership Agreement, “Following the second anniversary of the Original Issuance Date, the Partnership may, at its option, redeem the outstanding Series A Preferred Units, in whole or from time to time, in part, at the Redemption Price on the Redemption Date.” The Board of Directors of Resource REIT, Inc. (the “REIT”), the general partner of the Partnership, has determined that it would be in the best interest of the REIT for the Partnership to redeem all of the Preferred Units prior to the second anniversary of the Original Issuance Date. C-III’s and Legacy Co’s consent is requested to waive the full holding period provided for in Exhibit C, Section 6(c) and accept payment in redemption of all of the outstanding Preferred Units held by C-III and Legacy Co at the Redemption Price plus all accrued dividends on September 14, 2021. If you are in agreement with this proposal, please sign below and return this letter to me.

C-III and Legacy Co also hold 1,442,811.370 and 6,096,926.161 Contribution Common Units in the Partnership (collectively, the “Common Units”), respectively, and each of them has verbally indicated the desire to exercise its Exchange Right with respect to all of the Common Units owned by it on or before September 15, 2021. Although Section 8.5(g) of the Partnership Agreement requires that the Common Units be held for at least two (2) years prior to exercising the Exchange Right, the Board of Directors of the REIT has also agreed to waive that requirement. The Partnership Agreement requires that the Exchanging Partner deliver a Notice of Exchange to the Partnership and to the General Partner. Your signature below will also signify that this letter shall be considered the Notice of Exchange.

C-III Capital Partners LLC and RRE Legacy Co. LLC

September 13, 2021

Pursuant to Section 8.5(b) of the Partnership Agreement, the General Partner, on behalf of itself and the Partnership, hereby accepts this letter agreement once signed by C-III and Legacy Co, as the Notice of Exchange and elects to purchase the Common Units from C-III and Legacy Co by paying them each the applicable REIT Shares Amount on September 14, 2021.

Very truly yours,

/s/ Alan F. Feldman

Alan F. Feldman

Chief Executive Officer

Resource REIT, Inc.

Each of the undersigned hereby (i) consents to the redemption of all of the Preferred Units on September 14, 2021, and in connection therewith, waives the right to hold any such Preferred Units until September 8, 2022 or later as contemplated by the Partnership Agreement and (ii) agrees that this letter agreement shall be considered a Notice of Exchange with respect to the Common Units as required pursuant to Section 8.5(b) of the Partnership Agreement.

C-III Capital Partners LLC RRE Legacy Co. LLC

By: /s/ Jeffrey P. Cohen By: /s/ Jeffrey P. Cohen

Name: Jeffrey P. Cohen Name: Jeffrey P. Cohen

Title: President Title: President

Date: September 13, 2021 Date: September 13, 2021

cc: Marc Levy (via email)